ONLINE POWER SUPPLY, INC.

                            -------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                            -------------------------
                                DECEMBER 7, 2000

                                                                November 3, 2000

     We are pleased to give you notice of our Annual Meeting of Shareholders:

Date:          Thursday, December 7, 2000

Time:          10:00 AM MST

Place:         Denver Marriott Southeast
               6363 East Hampden Avenue
               Denver, Colorado

               [I-25 at Hampden Avenue, Northeast Corner]

Purpose:       - Elect four directors;
               - Ratify the  appointment of the independent  auditors;  and
               - Transact any other business that may properly come before the meeting.

Record Date:   Tuesday, October 31, 2000

         YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. We appreciate your cooperation.

                                  By Order of the Board of Directors

                                        /s/  Kris M. Budinger

                                  Kris M. Budinger, Chief Executive Officer



INFORMATION ABOUT ATTENDING THE ANNUAL MEETING

     Only shareholders of record on October 31, 2000 may vote at the meeting. Only shareholders of record, and beneficial owners on the record date, may attend the meeting. If you plan to attend the meeting, please bring personal identification and proof of ownership if your shares are held in "Street Name" (i.e., your shares are held of record by brokers, banks or other institutions). Proof of ownership means a letter or statement from your broker showing your ownership of OnLine shares on the record date.

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



                            ONLINE POWER SUPPLY, INC.
                         6909 S. HOLLY CIRCLE, SUITE 200

                            ENGLEWOOD, COLORADO 80112
                       TEL. 303.741.5641 FAX 303.741.5679

             PROXY STATEMENT FOR ANNUAL MEETING ON DECEMBER 7, 2000

     The 2000 Annual Report to Shareholders, including audited financial statements for the fiscal year ended December 31, 1999, is mailed to shareholders together with these proxy materials on or about November 3, 2000. The proxy materials consist of this proxy statement and notice of annual meeting, the Annual Report, the Audit Committee Certification, and the Audit Committee Charter, adopted in June 2000.

     This proxy statement is provided in connection with a solicitation of proxies by the Board of Directors of OnLine Power Supply, Inc. for use at our annual meeting of shareholders (the "Meeting") to be held on December 7, 2000 and at any adjournments of the Meeting.

WHO CAN VOTE

     If you held any shares of common stock on the record date (October 31, 2000), then you will be entitled to vote at the Meeting. If you held stock in your own name, you may vote directly. If you owned stock beneficially but in the record name (street name) of an institution, you may instruct the record holder how to vote when the record holder contacts you about voting and gives you the proxy materials. There are 3,120 shares of non-voting preferred stock issued and outstanding.

     COMMON STOCK OUTSTANDING ON THE RECORD DATE:     21,285,715

QUORUM AND VOTING RIGHTS

     You are entitled to one vote for each share of OnLine common stock you hold. A quorum for the Meeting will exist if a majority of the voting power of the shareholders is present at the Meeting, in person or represented by properly executed proxy delivered to us prior to the Meeting. Shares of common stock present at the Meeting that abstain from voting, or that are the subject of broker non-votes, will be counted as present for determining a quorum. A broker non-vote occurs when a nominee holding stock in street name or otherwise for a beneficial owner does not vote on a particular matter because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     We will be voting on two matters: First, on the election of directors, and second, on the ratification of the appointment of independent auditors. For the election of directors, a nominee will be elected if he receives a plurality of the votes cast. The selection of our independent audit firm by the audit committee will be ratified if the number of votes cast in favor exceeds the number of votes cast in opposition. Any other matter which properly comes before the Meeting would be approved if the number of votes cast in favor exceeds the number of votes cast in opposition, unless Nevada law requires a different approval ratio. OnLine's Corporate Secretary, Richard Millspaugh, will serve as the inspector of election.

     Abstentions and broker non-votes will have no effect on the election of directors. Abstentions as to all other matters which properly may come before the Meeting will be counted as votes against those matters. Broker non-votes as to all other matters will not be counted as votes for or against, and will not be included in calculating the number of votes necessary for approval of these matters.

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



HOW YOUR PROXY WILL BE VOTED;  RECOMMENDATION OF THE BOARD

     The board of directors is soliciting a proxy in the enclosed form to provide you with the opportunity to vote on all matters scheduled to come before the Meeting, whether or not you attend in person.

     The board of directors recommends you vote in favor of the director nominees and in favor of the selection of audit firm for the current fiscal year.

GRANTING YOUR PROXY

     If you properly execute and return a proxy in the proposed form, your shares will be voted as you specify. If you make no specifications, your proxy will be voted in favor of the nominees for Director positions, and for the ratification of our audit firm.

     We expect no matters to be presented for action at the Meeting other than the items described in this proxy statement. However, the enclosed proxy will confer discretionary authority with respect to any other matter that may properly come before the Meeting. The persons named as proxies in the enclosed proxy form intend to vote in accordance with their judgment on any matters that may properly come before the Meeting.

REVOKING YOUR PROXY

     If you submit a proxy, you may revoke it later or submit a revised proxy at any time before it is voted. You also may attend the Meeting in person and vote by ballot, which would cancel any proxy you previously submitted.

PROXY SOLICITATION

     We will pay all expenses of soliciting proxies for the Meeting. In addition to solicitations by mail, arrangements have been made for brokers and nominees to send proxy materials to their principals, and we will reimburse them for their reasonable expenses. We have not hired a solicitation firm for the Meeting. Our employees and directors will solicit proxies by telephone or other means, if necessary; these people will not be paid for these services.

SHAREHOLDER PROPOSALS AND NEW ANNUAL MEETING DATE

     Next year we will hold the annual meeting in June 2001. Therefore, if you want us to consider including a proposal in next year's proxy statement, you must deliver it in writing to the Corporate Secretary, OnLine Power Supply, Inc., 6909 South Holly Circle, Suite 200, Englewood, Colorado 80112 by March 1, 2001.

     If you want to present a proposal at next year's annual meeting but do not wish to have it included in our proxy statement for that meeting, you must submit it in writing to the Corporate Secretary, at the above address, by March 1, 2001.

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



CORPORATE GOVERNANCE

     The board of directors, which held four meetings during 1999, has primary responsibility for directing the management of our business affairs. The board currently consists of four members. In 1999, there were three members. In 1999, Kris M. Budinger attended all meetings; Thomas Glaza (appointed in July 1999) attended all the meetings after his appointment and Larry G. Arnold, who left our company in February 2000, attended all the board meetings.

     To provide effective direction and review of fiscal matters, the board has established an audit committee in fiscal 2000. The audit committee has the responsibility of reviewing our financial statements, exercising general oversight of the integrity and reliability of our accounting and financial reporting practices, and monitoring the effectiveness of our internal control systems. The audit committee also recommends a selection of the auditing firm and exercises general oversight of the activities of our independent auditors, principal financial and accounting officers and employees and related matters. The members of the audit committee are Kris M. Budinger, Ronald W. Mathewson, and Gary R. Fairhead. Mr. Mathewson and Mr. Fairhead are independent directors under criteria established by the National Association of Securities Dealers, Inc. and the Nasdaq Stock Market Inc. Mr. Thomas Glaza served on the audit committee from inception to August 11, 2000, but resigned when Mr. Fairhead was appointed as a third member.

     The audit committee has reviewed our financial statements to date for fiscal 2000. In fiscal 2000, the audit committee also has reviewed the financial statements for fiscal 1999 as audited by our independent audit firm, on an after-the-fact basis, to form a basis for its recommendation that the same firm be selected for our audit for fiscal 2000 (Proposal 2 to be voted on at the Meeting is the ratification of this selection of audit firm).

PROPOSAL 1:    ELECTION OF DIRECTORS

     The board of directors has established the number of directors at four, by amending the bylaws in this respect in August 2000, as permitted by the law of our corporate domicile (Nevada). Each serves a one year term, or until his successor is elected to the board. There are no arrangements or agreements among shareholders for the election of any director.

INFORMATION ABOUT THE NOMINEES

     Information about the director nominees follows:

     KRIS M. BUDINGER, 47, has been President, Chief Operating Officer and Treasurer of OnLine since July 29, 1996, and was appointed to take on the responsibilities of CEO in March 2000, after former CEO (Larry Arnold) left OnLine. He has been a director since early 1995 and was elected director again at the last shareholders' meeting in December 1999. Mr. Budinger is employed by OnLine and therefore is not classified as an independent director. Mr. Budinger is a member of the audit committee.

     His primary duties cover supervision of product development, coordination of research-development with prospective customers' design needs, prospective customer relations at the corporate level, and developing relationships with manufacturers and suppliers. He had been the Chairman, President, and CEO of OnLine Entertainment, Inc. (prior to the merger with Glitch Master Marketing, Inc. on July 29, 1996) from February 12, 1996 to July 29, 1996. From early 1995 to February 12, 1996, he was a Director and Vice President of OnLine Entertainment, Inc. His responsibilities at OnLine Entertainment, Inc. included production of original direct response television programming, management of product order fulfillment, telemarketing, merchant banking, and television and radio distribution functions.

     Mr. Budinger graduated from the United States Air Force Academy in 1974 and served as a Captain in the USAF until his honorable discharge in 1980. Mr. Budinger was associated with the national investment banking firm, E.F. Hutton, as a registered representative from 1981 to 1985, and from 1985 to 1988 as Vice-President and Branch Manager in Peoria, Arizona. Mr. Budinger was associated with Dean Witter Reynolds as a registered representative from 1988 to 1992, and during those four years was a Vice-President and Assistant Branch Manager in the Sun City, Arizona office of Dean Witter Reynolds.

     THOMAS L. GLAZA, 65, was appointed to the board of directors of OnLine in July 1999 and elected to serve as a director of OnLine at last year's annual meeting. He serves as an outside (but not independent) director, and is not employed by OnLine.

     He is currently an independent consultant and also a director of Ceimis Inc., a Los Angeles based private company that provides internet related software for companies to manage and collaborate their internal departments and outside entities involved with the release of new or significantly revised products. He recently retired from MAPICS Inc., a public company with annual revenues of $160 million dollars. Mr. Glaza was VP of Marketing and Business Development for this Enterprise Resource Planning software company. His responsibilities at MAPICS included negotiating the terms and conditions of marketing rights associated with new software products, developing corporate strategy, managing traditional marketing activities such as product specifications, advertising schedules, trade show productions and coordinating promotional materials and events.

     He was CEO of GMD, a $10 million dollar company that provided computer consulting services to manufacturing and distribution companies implementing new software control systems. During his 25 year career with IBM, he held various positions in sales and marketing, both in the United States and Europe. He is a member and Fellow of the American Production and Information Control Society ("APICS"). Mr. Glaza graduated in 1957 with a Bachelor's degree and in 1959 with an MBA degree from the University of Michigan.

     Mr. Glaza's brother, James Glaza, is associated with Northstar Securities, Inc., a registered broker- dealer in securities which has raised money for us in the past. This family relationship precludes Thomas Glaza from classification as an "independent" director.

     RONALD W. MATHEWSON, 62, was appointed to the board of directors of OnLine in March 2000 to fill the vacancy resulting from the departure of Larry G. Arnold. He is not employed by OnLine, is an independent director, and is a member of the audit committee.

     Mr. Mathewson was President and Chief Operating Officer of Fibreboard Corporation from October 1996 to February 1998 during which time he led the merger of Fibreboard Corporation with Owens Corning. From June 1994 to November 1995 he served as Executive Vice President and President of MagneTek, Inc. Lighting Products Group. Mr. Mathewson was Vice President and General Manager of the Building Insulation Division of the Johns Manville Corporation from June 1988 to June 1994. From May through November 1987 he served as President and Chief Operating Officer of Miami-Carey Corporation. Mr. Mathewson was employed with General Electric Company from 1981 to 1987 in various management positions including General Manager, Marketing and Sales Manager, International Strategic Planning and Business Development Manger, and Venture Manager.

     Mr. Mathewson has extensive experience in strategic business planning, acquisitions and mergers, and marketing and sales. He received a bachelor degree in Mechanical Engineering and Business from the University of Wyoming in 1960.

     GARY R. FAIRHEAD, 48, was appointed a director of OnLine on August 11, 2000 to fill the vacancy created when the board of directors amended the bylaws to increase the number of directors from three to four. Mr. Fairhead is not an employee of OnLine, is an independent director, and is a member of the audit committee.

     Since 1990, Mr. Fairhead has been the President, Chief Executive Officer and a director of SigmaTron International, Inc., a Delaware corporation listed on the Nasdaq National Market System. SigmaTron, based in Elk Grove, Illinois, is an independent provider of electronic manufacturing services, including printed circuit board assemblies and completely assembled (boxbuild) electronic products. SigmaTron reported net sales of $88,885,000 for the fiscal year ended April 30, 2000. Mr. Fairhead is also a director of Circuit Systems. Inc., an Illinois corporation listed on the Nasdaq Small Cap Market. Circuit Systems manufactures printed circuit boards. Circuit Systems reported net sales of $23 million for the third quarter in fiscal 2000.

     Mr. Fairhead received his Bachelor of Science degree in 1974 from Purdue University, and his Master of Science, Industrial Administration in 1978 from the Krannert School of Business, Purdue University. Since 1995, Mr. Fairhead has been a trustee of the Central States Union and a director of the Lattof Branch of the YMCA.

DIRECTOR COMPENSATION

     The non-executive Directors (Mr. Glaza, Mr. Mathewson, and Mr. Fairhead) each have received nonqualified options to purchase 10,000 shares of our common stock for their services as directors and we expect to continue this program in future years. See below. The options were fully vested upon grant; the exercise price per share is $2.88 for Mr. Glaza (option expires in July 2002), $4.50 for Mr. Mathewson (option expires in June 2003), and $8.375 for Mr. Fairhead (option expires in August 2003), in each case equal to the market price of our stock when the options were granted. We pay the travel expenses of the non- executive directors to attend board meetings, but we do not pay any other compensation to them for their service. Mr. Budinger is paid a salary as the Chief Executive Officer but is not separately paid for service as a director.

STOCK OPTION PLANS

     We have established two option plans (a qualified plan for employees and the other for non-executive Directors). We also have issued nonqualified options to eight persons (seven officers, and an eighth person who was an officer but left OnLine in February 2000), and an investment relations firm.

QUALIFIED INCENTIVE STOCK OPTION PLAN

     We have  adopted an  incentive  stock option plan for the issuance of up to
3.5 million  shares of common  stock;  the options are intended to qualify under section 422 of the Internal Revenue Code. As of September 30, 2000, we had issued to our employees (including officers) qualified options to purchase 428,986 shares of common stock. Most of the options are vested (some vest over time), and are exercisable at different prices from $2.88 to $10.62 per share (equal to or above market prices when the options were issued). All of the options may be exercised for cash (although a few issued to employees who left us in 2000

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



were exercised a "cashless exercise" method (shares issued equal to the difference between market value at exercise date, and the exercise price, with the balance forfeited back to OnLine)). In late October 2000, we modified the plan to allow exercise only for cash. All qualified options will expire if the employee leaves us or when the options expire (at different times from 2001 to 2009). As of September 30, 2000 options to purchase 174,381 shares have been exercised, resulting in outstanding options to purchase 254,605 shares as of September 30, 2000.

     The issuance of shares on exercise of options under the incentive stock option plan is registered with the Securities and Exchange Commission on Form S-8.

NONQUALIFIED STOCK OPTION PLAN FOR NON-EXECUTIVE DIRECTORS

     To compensate our non-executive directors, we established this plan for the issuance of up to 300,000 shares of common stock; options under this plan will not qualify under section 422 of the Internal Revenue Code. To date, we have issued options to purchase 30,000 shares of common stock to our three non-executive directors. See above. We will register the issuance of shares on exercise of options under this plan with the Securities and Exchange Commission on Form S-8.

NONQUALIFIED OPTIONS (AND WARRANTS)

     From time to time we issue options or warrants which are not covered by an option plan and are not qualified under section 422 of the Internal Revenue Code. These include options granted or to be granted to officers: 825,000 shares to Kris M. Budinger (500,000 vested and 325,000 options which may be granted subject to performance vesting); 200,000 shares to Richard L. Millspaugh (100,000 shares vesting at 20% per year and 100,000 shares vesting at 25% per year); 1,023,000 shares granted to Garth Woodland (523,000 vested and 500,000 vesting at 20% per year); 500,000 shares granted to Chris A. Riggio (vesting at 20% per year); 200,000 shares to Fred Budinger (vesting over three years); 100,000 shares to Christine Maxwell (vesting over three years); 100,000 shares to Eli Reed (vesting over three years); and former officer Larry G. Arnold (500,000 vested and 325,000 options which may be granted subject to performance vesting) and 30,000 warrants to an investor relations firm (Pfeiffer Public Relations, Inc., see "Certain Relationships and Related Transactions" below). Lesser amounts of qualified options also have been granted to the officers (see "Employment Agreements" below).

EXECUTIVE COMPENSATION

     The following table shows selected information about the compensation paid or accrued by us to or for the account of the Chief Executive Officer, the Chief Operating Officer, (also the President in 1999) and Chief Financial Officer for services and bonuses rendered in all capacities to us during each of the fiscal years ended December 31, 1999, 1998, and 1997. No other executive officer received total annual salary and bonus in excess of $100,000. We do not have any long-term compensation plan, other than stock options.

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



                           SUMMARY COMPENSATION TABLE

                                                           ANNUAL COMPENSATION
                                                 -------------------------------------
                                                                          OTHER ANNUAL
NAME AND POSITION                       YEAR     SALARY      BONUSES      COMPENSATION
-----------------                       ----     ------      -------      ------------

Kris Budinger, COO & President          1999     $72,000      $36,000           $0
                                        1998     $72,000      $0                $0
                                        1997     $72,000      $0                $0

Larry Arnold (former CEO)               1999     $72,000      $36,000           $0
                                        1998     $72,000      $0                $0
                                        1997     $72,000      $0                $0

Richard Millspaugh, CFO                 1999     $18,000      $0                $0

     This table shows all stock options that we granted to each of the named executive officers in 1999.

               OPTION GRANTS IN 1999 (QUALIFIED AND NONQUALIFIED)

                                             PERCENT
                           NUMBER OF         OF ALL OPTIONS
                           SHARES UNDER-     GRANTED TO
                           LYING OPTIONS     EMPLOYEES         EXERCISE           EXPIRATION       GRANT DATE
NAME                       GRANTED           IN 1999           PRICE              DATE             PRES. VALUE(1)
Kris M. Budinger                11,650          -              $6.18              12/13/09         $    40,581
Richard L. Millspaugh           28,203            1%           $2.88/$5.62        2004/2009        $    57,367
Chris Riggio                   511,032           19%           $3.00/$5.62        2004/2009        $   997,017
Garth Woodland               1,034,032           38%           $3.00/$5.62        2004/2009        $ 1,998,502

(1) The Black-Scholes option pricing model was used to determine the grant date present value of the stock options that we granted to the named officer. The following facts and assumptions were used in making this calculation: an exercise price of $2.88 to $ 6.18 per share, which was equal to or higher than fair market value of our stock on the grant date; a zero dividend yield; expected volatility of 97.16%; risk-free interest rate of 6.623 %, and an expected life of three years.

                    SHARES UNDERLYING OPTIONS AND THEIR VALUE

     This table shows all outstanding options, and their value, held by each of the named officers as of December 31, 1999. None of the named officers exercised any options in 1999; Mr. Millspaugh exercised options of 25,000 shares in 2000, although these options are shown as outstanding at December 31, 1999 (see "Employment Agreements - With Richard Millspaugh" below.)

     In each case, "value" is determined by multiplying (x) the number of shares underlying the options by (y) the difference between the closing stock price $5.88 on December 31, 1999 (was the last trading day of the fiscal year) and the exercise price of the options. "Exercisable" means "vested"; "unexercisable" means "not vested at December 31, 1999."


                               NUMBER OF SHARES                        VALUE OF UNEXERCISED
NAME                           UNDERLYING UNEXERCISED                  IN-THE-MONEY
OF THE                         OPTIONS AT 12/31/99                     OPTIONS AT 12/31/99
OFFICER                        EXERCISABLE/UNEXERCISABLE               EXERCISABLE/UNEXERCISABLE

Kris M. Budinger                    511,650/-0-                        $  165,000(1)/$ -0-(2)
Richard Millspaugh                  28,206/-0-                         $   75,834(3)/$ -0-(4)
Chris A. Riggio                     36,032/500,000                     $   77,868(5)/$1,440,000(6)
Garth Woodland                      559,032/500,000                    $1,584,108(7)/$1,440,000(8)
Larry G. Arnold                     500,000/-0-                        $  165,000(1)/$ -0-(9)
----------------

     (1) Value of unexercised in-the-money vested options is based on 500,000 shares at an exercise price of $5.50.

     (2) None of the 325,000 performance options has vested and may not be granted, depending on OnLine's fiscal years' financial performance from fiscal 2000 forward (see "Employment Agreements - With Kris Budinger").

     (3) Value of unexercised in-the-money vested options is based on 25,000 shares at an exercise price of $2.88 plus another 3,203 shares at an exercise price of $5.62.

     (4) Does not include options on 100,000 shares at an exercise price $4.50 vesting at 20% per year starting September 2000, or options on 100,000 shares at $8.125 which were granted in September 2000 and vest over three years.

     (5) Value of unexercised in-the-money vested options is based on 25,000 shares at an exercise price of $2.88 plus another 11,032 shares at an exercise price of $5.62.

     (6) Value of unexercisable in-the-money options is based on 500,000 shares granted in 1999, vesting at 20% per year starting 2001, with an exercise price of $3.00 per share.

     (7) Value of unexercised in-the-money vested options is based on 25,000 shares at an exercise price of $2.88, 11,032 shares at an exercise price of $5.62, and 523,000 shares at an exercise price of $3.00.

     (8) Based on unexercisable options on 500,000 shares granted in 1999, vesting at 20% per year starting 2000, with an exercise price of $3.00 per share.

     (9)  Mr. Arnold left OnLine after December 31, 1999.

EMPLOYMENT AGREEMENTS

     -WITH KRIS BUDINGER. We have a written employment agreement with Kris M. Budinger through March 31, 2003 subject to automatic renewal for 5 year terms unless terminated by us on or after September 30, 2002. The base salary was $72,000 per year, subject to increase; in December 1999, the board of directors increased the base salary to $150,000 for the year 2000. Under the employment agreement, Mr. Budinger was granted nonqualified stock options to purchase 500,000 shares of common stock at $5.50 per share (all now vested), which was 110% of the fair value of the stock at March 4, 1998. These options will expire March 4, 2004. None have been exercised to date.

     The employment agreement also provided for the grant of other nonqualified performance stock options to purchase 500,000 shares of common stock at $.0001 per share; if granted, this option will expire March 4, 2009. The performance option would vest according to a formula: If we had more than $3 million of gross revenues by December 31, 1999, 35% of the options would have vested (we didn't make this target so this part of the option has lapsed). If we have more than $6 million of gross revenues by December 31,

2000, 35% of the options would vest. Finally, if we have more than $9 million of gross revenues by December 31, 2001, an additional 30% of the options would vest. These options are discussed in our financial statements (note 6 for the vested options and note 10 for the performance options which are included in the Annual Report for 2000 which accompanies this proxy statement).

     For the year ending December 31, 1999 and later, the employment agreement provides a cash bonus of 50% of base salary if the average closing price of the common stock for the last 20 business days of the year exceeds the previous year's comparable amount by 51% or more. For fiscal 1999, the stock price exceeded the threshold, and Mr. Budinger was paid in 2000 a cash bonus of $36,000 based on stock prices for 1999.

     In addition, we issued qualified options to Mr. Budinger to purchase 11,650 shares of common stock at $6.18 per share.

     -WITH GARTH WOODLAND. Garth Woodland has a five year written employment agreement, at a starting salary of $84,000 (increased to $102,000 per year effective September 1, 2000). He received nonqualified stock options to purchase 523,000 shares of common stock at $3.00, all of which are vested, and options for another 500,000 shares at the same price, to vest 20% per year starting September 1, 2000. Mr. Woodland has separate qualified options to buy 11,032 shares at $5.62 and 25,000 shares at $2.88; these options expire on termination of employment or 2009.

     -WITH CHRIS RIGGIO. Chris Riggio has a five year written employment agreement at a starting salary of $84,000 per year (increased to $102,000 per year effective September 1, 2000), He received nonqualified stock options to purchase 500,000 shares of common stock at $3.00, to vest 20% per year starting September 1, 2000. Separate from the agreement, Mr. Riggio has separate qualified options to buy 11,032 shares at $5.62 and 25,000 shares at $2.88; these options expire on termination of employment or 2009.

     -WITH RICHARD MILLSPAUGH. Mr. Millspaugh has a five year written employment agreement, at a starting salary of $84,000 per year (increased to $102,000 per year effective September 1, 2000), He received nonqualified stock options to purchase 100,000 shares of common stock at $4.50 (repriced in June, 2000 from the original exercise price which was $5.625), which will vest 20% per year starting in 2001. Mr. Millspaugh has separate qualified options to buy 3,206 shares at $5.62 (expiring on termination of employment or 2009), and nonqualified options to buy 100,000 shares at $8.125 which vest over a period of three years (expiring on termination of employment or 2005). In 2000, he acquired 17,101 shares by exercise of his options on 25,000 shares.

     - WITH FRED BUDINGER. Mr. Fred Budinger, Vice President Operations as of October 26, 2000, is Kris Budinger's brother. Fred Budinger is paid a salary of $102,000 per year (effective September 1, 2000, an increase from his starting salary of $60,000 on January 1, 2000). He also has been granted a nonqualified stock option to purchase 200,000 shares of common stock at $8.125 (market value on the September 1, 2000 grant date), vesting over a three year period, and will expire on termination of employment or September 1, 2005, and a qualified stock option to purchase 10,000 shares at $5.96 (market value on the January 3, 2000 grant date), which are all vested and expire on termination of employment or December 13, 2009.

     - WITH ELI REED. Mr. Reed, Director International Sales and Marketing, is Kris Budinger's son-in- law. He is paid a salary of $90,000 per year (effective September 1, 2000, an increase from his starting salary of $45,000 in 1996). Mr. Reed has been granted a non-qualified stock option to purchase 100,000 shares of common stock at $8.125 (market value on the grant date); these options will vest over a three year period and expire on termination of employment or September 1, 2005. He also has been granted a qualified option to purchase 25,000 shares at $2.88, all vested, expiring on termination of employment or December 2001, and a separate qualified option to purchase 5,067 shares at $5.62, all vested, expiring on termination of employment or December 2009.

     - WITH CHRISTINE MAXWELL. Mrs. Maxwell, also Director International Sales and Marketing, is paid a salary of $90,000 per year (effective September 1, 2000, an increase from her starting salary in 1990 of $45,000 while at Glitch Master Marketing, Inc. before its acquisition by OnLine). Mrs. Maxwell has been granted a non-qualified option to purchase 100,000 shares of common stock at $8.125 (market value on the grant date), which will vest over three years, expiring on termination of employment or September 1, 2005. She also has been granted a qualified option to purchase 25,000 shares at $2.88, all vested, expiring on termination of employment or December 2001, and a separate qualified option to purchase 5,746 shares at $5.62 expiring on termination of employment or December 2009.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information about beneficial ownership of our common stock as of October 31, 2000 by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group. The ownership information is based on the Forms 3 and 4 filed by our officers (except for Eli Reed, Christine Maxwell and Fred Budinger) and directors (and by Larry G. Arnold) with the Securities and Exchange Commission as required by section 16(a) of the Securities and Exchange Act of 1934. Based on those Forms 3 and 4, the beneficial owners have sole voting and dispositive power with respect to their shares except as otherwise noted. Ownership information for Eli Reed, Christine Maxwell and Fred Budinger, who were appointed executive officers on October 26, 2000, is based on information provided by these persons, who have stated that each has sole voting and dispositive powers over their shares. Each of these persons will have filed a Form 3 with the Securities and Exchange Commission on or before November 5, 2000.

     In each instance, the number of shares shown as owned by the individual includes shares issuable on exercise of options which are or would be exercisable by December 30, 2000 (60 days from the October 31,2000 record date), as required by the disclosure rules of the Securities and Exchange Commission. Similarly, the percentage for each person has been determined by dividing (x) the shares owned by the individual plus the shares the person has the right to acquire on exercise of options within 60 days of October 31, 2000, by (y) the 21,285,715 shares of common stock outstanding as of October 31, 2000, plus for each person with options, the number of shares the person has the right to acquire on exercise of options within 60 days of October 31, 2000. For information about the options, see "Executive Compensation - Employment Agreements" above.

NAME AND ADDRESS                         AMOUNT OF SHARES       PERCENT OF CLASS

Kris M. Budinger *                         1,397,125  (1)             6.4%
Chief Executive Officer
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Richard L. Millspaugh                         64,206                  ***
Chief Financial Officer
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Thomas Glaza *                                70,309                  ***
370 Fallen Leaf Lane
Roswell, Georgia 30075

Ronald W. Mathewson *                         14,750                  ***
87 Glenmoor Place
Englewood, Colorado 80110

Gary R. Fairhead *                            37,500                  ***
2201 Landmeier Road
Elk Grove Village, Illinois  60007

Garth A. Woodland                            719,032                  3.3%
Vice-President Engineering,
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Chris A. Riggio                            1,036,845                  8.5%
Vice-President Research
And Development
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Fred Budinger                                    -0-                  -0-
Vice President Operations
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Christine Maxwell                              2,618                  -0-
Director International Sales
and Marketing
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Warren "Eli" Reed                              8,709                  ***
Director International Sales
and Marketing
6909 S. Holly Circle, Suite 200
Englewood, Colorado 80112

Larry G. Arnold **                         1,849,427                  8.5%
917 Lost Trail Road
Castle Rock, Colorado  80104

All Officers and Directors as a            5,200,521                 25.0%
Group (10 persons)

*    Director
**   Former Director and Officer
***  Less than 1%
(1) Includes 516,691 shares owned by immediate family members of Mr. Budinger (Kris's wife holds sole voting and dispositive power over 412,291 shares and Mr. Budinger shares voting and dispositive power over 102,400 shares owned by his children.)

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From time to time since 1998, we have borrowed money from our officers to sustain operations and pay other expenses. At December 31, 1999, these loans had been paid off, in the amounts of $231,750 plus $15,098 interest (10 % annual rate) which was paid in cash to Larry G. Arnold, a former officer and Director who left OnLine in February, 2000 and $150,000 (plus annual interest at 12%) which was paid in stock to a trust controlled by a member of Mr. Budinger's family. The trust had loaned the $150,000 to us in December 1998 to pay a settlement to a bankruptcy trustee; the loan from the Budinger trust was paid by issuing 53,571 shares of restricted common stock at market value in October 1999.

     Through September 30, 2000, we have paid Mr. Arnold (former CEO and Chairman of the board of directors who left OnLine on February 29, 2000) $94,500 in severance compensation under his employment agreement which had the same terms as the agreement with Mr. Budinger. Mr. Arnold holds options to purchase 500,000 shares of common stock at $5.50 per share (all now vested) which was 110% of the fair value of the stock at March 4, 1998; these options will expire March 4, 2004. None have been exercised to date. Mr. Arnold also is entitled to be granted the same number of performance options which would be granted to Mr. Budinger if the financial targets are achieved. Mr. Arnold also was paid in 2000 the same cash bonus amount as was paid to Mr. Budinger, based on stock price.

     In 1999, we borrowed $88,000 from Falcon Financial Benefit Pension Plan. We paid off this loan plus annual interest at 18% in late 1999. One of the trustees of this Plan is James Glaza, brother to Thomas Glaza who is one of our directors. James Glaza is associated with Northstar Securities, Inc., a registered broker-dealer which has helped us raise money from time to time in private placements of our securities. In 1998 and 1999, Northstar has paid James Glaza approximately $299,919 in net sales commissions related to our sales of securities for his services as a stock broker. These were part of the gross commissions we paid to Northstar. The financing activities at Northstar to some extent predated Thomas Glaza's appointment to our board of directors. Neither Thomas Glaza nor James Glaza is affiliated with Northstar, and neither owns any stock in Northstar. Thomas Glaza is not an employee or affiliate or stockholder of the Plan. Thomas Glaza, director, did not participate in negotiating or approving our financial arrangements with Northstar Securities.

     At December 31, 1999, we owed $101,081 in gross commissions to Northstar Securities, Inc. for services related to our private placement offerings of common stock in the last two quarters of 1999. We paid this obligation in 2000. Part of the amount paid to Northstar was due to James Glaza as a Northstar broker, but the exact amount he received from Northstar is not known to us.

     On September 1, 2000, we signed a 12 month contract with Pfeiffer Public Relations, Inc. ("PPR") to provide investor public relations services to us. PPR is paid base compensation of $7,000 per month and has been issued warrants to purchase 30,000 shares of restricted common stock at $9.50 for 10,000 shares, 10,000 shares at $12.50 and 10,000 shares at $15.50. The warrants are fully vested. The contract may be canceled by either party on 30 days notice.

PROPOSAL 2:   RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors seeks shareholder ratification of the board's appointment of Ehrhardt Keefe Steiner & Hottman, P.C., Certified Public Accountants, to act as the auditors of our financial statements for the year 2000. The audit committee has recommended that the Board retain this auditing firm for year 2000. EKS&H audited our financial statements for 1999. The board has not determined what action, if any, would be taken should the appointment of EKS&H not be ratified at the Meeting. It is expected that a representative of EKS&H will be available at the Meeting to respond to appropriate questions.

     On January 12, 2000 we terminated our relationship with Cordavano &Harvey, independent certified public accountants, which had audited our financial statements for fiscal 1996, 1997 and 1998. C&H's audit reports on our financial statements for each of those years contained a "going concern qualification" that because of our recurring losses and lack of working capital, there was substantial doubt about our ability to continue as a going concern. Except for the uncertainty associated with the "going concern qualification," C&H's audit reports for those three years did not contain an adverse opinion or disclaimer of opinion, or modification as to uncertainty, audit scope or accounting principles. In late 1999, our board of directors approved the termination of our relationship with C&H and our engagement of the firm Ehrhardt Keefe Steiner & Hottman PC, Denver, Colorado, which audited our financial statements for fiscal 1999.

     We have never had any disagreements with C&H on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to C&H's satisfaction, would have caused C&H to make reference to the subject matter of the disagreement in connection with its reports.

                            COPIES OF OUR FORM 10-KSB

     Promptly upon receiving a request from any shareholder, without charge we will send to the requester a copy of our Form 10-KSB, with exhibits, as filed with the Securities and Exchange Commission. Please address your request to Kari Austin at OnLine Power Supply, Inc., 6909 S. Holly Circle, Suite 200, Englewood, Colorado 80112. You also may call or fax her at T 303.741.5641, F 303.741.5679.

PROXY                     ONLINE POWER SUPPLY, INC.                        PROXY

     The undersigned hereby appoints Kris M. Budinger and Richard Millspaugh, or either of them, with full power of substitution, as proxies to all of the shares of stock of the undersigned in OnLine Power Supply, Inc. at the Annual Meeting of Shareholders to be held on Thursday, December 7, 2000 at 10:00 a.m., local time, or at any adjournments thereof, on the matters numbered below:

     THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON THIS CARD; (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR VOTE ON A MATTER LISTED ON THIS CARD, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER.

     THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE IN FAVOR OF ALL DIRECTOR NOMINEES AND IN FAVOR OF RATIFYING THE SELECTION OF INDEPENDENT AUDITORS.

     If you wish to vote on all matters as the Board of Director recommends, please sign, date and return this card. If you wish to vote on items individually, please also mark the appropriate boxes below.

                 (INSTRUCTION: Mark only one box to each item.)

1.  Election of Directors:

  __  FOR the nominees listed below     __  AGAINST the nominees listed below
                                   __ ABSTAIN

 Kris M. Budinger     Thomas Glaza     Gary R. Fairhead     Ronald W. Mathewson

     TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, PLEASE DRAW A LINE THROUGH THE NAME OF THAT NOMINEE.

2. Ratification of appointment of Ehrhardt Keefe Steiner & Hottman as indepen-dent auditors for the current fiscal year.

    __  FOR the appointment      __  AGAINST the appointment      __  ABSTAIN

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

PROXY                       ONLINE POWER SUPPLY, INC.                      PROXY

     Sign your name exactly as it appears on the mailing label below. It is important to return this Proxy properly signed in order to exercise your right to vote, if you do not attend in person. When signing as an attorney, executor, administrator, trustee, guardian, corporate officer, etc., indicate your full title as such.

Sign on this line - joint holders may sign here too: ___________________________



_______________________, 2000.                       ___________________
          (Date)                                     (Number of Shares)

NOTE: Please sign, date, and place this Proxy in the enclosed self-addressed, postage prepaid envelope and deposit it in the mail as soon as possible.

PLEASE IF YOU ARE PLANNING TO ATTEND THE MEETING. __

IF THE ADDRESS ON THE MAILING LABEL IS NOT CORRECT,  PLEASE  PROVIDE THE CORRECT
ADDRESS:

________________________________________________________________________________

________________________________________________________________________________

                             Audit Committee Charter
                                       of

                            OnLine Power Supply, Inc.


I.       Membership

The audit committee shall be composed of a minimum of three members. As long as the Company is designated a Small Business, the audit committee may include one member who is an officer of the company and two members who are independent, outside directors; however, a majority of the members must be independent of management at all times. When the Small Business designation changes, or at the discretion of the Board of Directors, all audit committee members shall be independent directors as defined by the SEC. Committee members who are independent directors or others serving on the committee shall be free from relationships that may, in the opinion of the Board of Directors, interfere with their ability to exercise independent judgment as a committee member.

Each member of the audit committee shall be capable of reading and understanding fundamental financial statements, including a company's balance sheet, income statement, and cash flow statement or be able to do so within a reasonable period of time after his or her election to serve on the committee.

A former officer of the company may serve on the audit committee during this period of small business status (even though the former officer is receiving pension or deferred compensation payments from the company) if, in the opinion of the Board of Directors, the former officer is able to exercise independent judgment and will significantly assist the committee to function by furnishing information about the company and its operations. However, at all times, a majority of the committee members will be outside directors not formerly serving in any capacity within the company.

The members of the Committee shall be nominated and elected to serve on the committee by the Board of Directors. The initial committee members will be the Chief Executive Officer of the Company and two independent directors. The organizational meeting will be held to adopt the charter and to appoint the initial members who will serve until their successors shall be duly qualified and elected. Unless a chairman is elected by the full Board of Directors, the members of the Committee may designate a chairman by majority vote of the full Committee membership. Vacancies may be filled by the Board of Directors until a replacement member can be duly elected.

II.      Purpose

The primary purpose of the audit committee is to assist the Board of Directors in fulfilling its oversight responsibilities and to accomplish a higher level of compliance for financial reporting by the company. The functions of the audit committee shall include: (1) review of the outside audit efforts of the independent auditors and appraise the overall scope of the audit process, (2) monitor the company's financial reporting process and evaluate the internal accounting control system, (3) consult and communicate with the independent auditors, financial officer(s) and senior management providing a consistent flow of ideas and recommendations for improvements in the reporting system to and from the Board of Directors, management and the outside accountants.

III.     Meetings

The committee shall meet at least annually, or more frequently as circumstances dictate or at the special request of the chairman of the committee. As part of its job to foster open communication, the committee should meet at least annually with the Chief Financial Officer and the independent accountants to discuss any matters that the committee or each of these groups believe should be discussed privately. In addition, the committee, or at least its chairman, should meet at least quarterly with the independent accountants and corporate management to review the Company's financials as prescribed in article IV.3 below.

IV.      Responsibilities

To fulfill its responsibilities the Audit Committee shall:

Documents/Reports Review
------------------------

1.   Review this Charter annually and update it as conditions dictate.

2. Review the Company's annual financial report (10-K) or other financial information prior to submission to the SEC, or any financial information to be made public, including any certification, report, opinion, or review rendered by the independent accountants.

3. Review with the Chief Financial Officer and, if the Committee believes it to be advisable, the independent accountants, the 10-Q's and 10-K's prior to their filing. The Chairman of the Committee may represent the entire committee for purposes of these reviews.

4. The committee shall issue a report to the Board of Directors disclosing whether (1) the committee has reviewed and discussed the audited financial statements with management; (2) the committee has discussed with the independent accountants the matters required to be discussed by SAS 61, as may be modified or supplemented; (3) the committee has received the written disclosures and the letter from the independent accountants required by ISB Standard No. 1, as may be modified or supplemented, and has discussed with the accountants the accountants' independence: and 4) whether, based on the review and discussions referred to in (1)-(3) above, the committee recommended to the Board that the financial statements be included in the Annual Report on Form 10-K or 10-KSB for the last fiscal year for filing with the SEC. These disclosures shall appear over the printed names of each member of the committee, and shall be included in the Company's proxy statement, if said proxy statement relates to an annual meeting of shareholders at which directors are to be elected (or special meeting or written consents in lieu of such meeting). The disclosures shall be made at least once a year.

Independent Accountants
-----------------------

5. The independent accountants are ultimately accountable to the Board of Directors, but they are also responsible for informing and advising the Audit Committee on matters as prescribed by this charter and directive. The Audit Committee will insure the compliance with the rules of independence and recommend changes to the Board of Directors when necessary. As representatives of the shareholders, the Board of Directors has the ultimate authority and responsibility to select, evaluate, and where appropriate, replace the outside accountants (or in the alternative, to nominate an outside accountant to be proposed for shareholder approval in any proxy statement).

6. After conferring with management, recommend to the Board of Directors the selection of the independent accountants, considering their independence and effectiveness, and approve the auditing fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should discuss with the outside accountants all significant relationships or services that the accountants have that may affect their objectivity and independence to serve as the corporation's independent accountants and to obtain from the accountants a written statement setting forth any relationships between the accountants and the Company as prescribed in ISB Standard No. 1.

7.   Review  the   performance  of  the  independent   accountants   and,  after
     consultation with management, recommend discharge of the independent accountants when circumstances warrant.

8. Receive copies of the annual comments from the independent auditors on accounting practices and policies and systems of control of the Company, and review with them any questions, comments or suggestions they may have relating thereto.

9. Take, or recommend that the Board take, appropriate action to oversee the independence of the independent accountants.


Financial Reporting Processes
-----------------------------

10. Consider and approve, if appropriate, material changes to the Company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal accounting department.

11. Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate by the Committee.

Process Improvement
-------------------

12. Establish a regular system of reporting by management to the Audit Committee and reporting procedures for the independent accountants and internal accounting department.

13. As part of the annual audit process, review the scope of the audit to be performed by the independent accountants.

14. Review any significant disagreements between management and the independent accountants in connection with the preparation of the financial statements, including the use of estimates in the accounting process or the necessity for exercising disclosure judgments when reporting any financial transaction or preparing footnote disclosures to the financial statements.

15. Review, at least annually, the then current and future programs of the internal accounting department, including the procedure for assuring implementation of accepted recommendations made by the auditors, and review the implementation of any accepted recommendations.

Compliance
----------

16. Review the status of corporate compliance with all laws, regulations and internal control procedures by receiving regularly scheduled reports from management, legal counsel and other third parties as determined by the committee. The committee should stay informed on major legislative and regulatory developments that could materially and adversely impact the Company's contingent liabilities and risks. Be informed about future compliance issues and assure changes to incorporate new policies to address emerging financial reporting issues or conditions.

17. Perform any other activities consistent with this Charter, as amended, the Company's articles and by-laws, other governing Federal and state laws, and finally as the committee or the Board of Directors deems necessary or appropriate.

                             Approved:           /s/ Kris Budinger
                                      -----------------------------------
                                              Kris Budinger,  Director

                             Approved:           /s/ Thomas Glaza
                                      -----------------------------------
                                              Thomas Glaza,  Director

                             Approved:           /s/ Ron Mathewson
                                      -----------------------------------
                                              Ron Mathewson,  Director